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                                                                     EXHIBIT 4.3

          SECOND SUPPLEMENTAL INDENTURE, dated as of July 31, 1997, among AMETEK, Inc., a Delaware corporation (the "Company"), Ametek Aerospace Products, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the "Successor Company") and CoreStates Bank, N.A., as trustee (the "Trustee") under the Indenture hereinafter referred to.


          WHEREAS, the Company and the Trustee have previously entered into an Indenture, dated as of March 15, 1994 (the "Indenture"), relating to the 9 3/4% Senior Notes due 2004 (the "Securities") of the Company and a First Supplemental Indenture, dated as of June 2, 1997, relating to the Indenture;


          WHEREAS, Section 801 of the Indenture provides that if the Company conveys or transfers substantially all of its properties and assets as an entirety to any person, such person shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities, and the performance of every covenant of the Indenture on the part of the Company to be performed or observed;

          WHEREAS, pursuant to that certain Amended and Restated Contribution and Distribution Agreement, dated as of February 5, 1997, between the Company and the Successor Company, the Company has transferred (the "Contributions") substantially all of its properties and assets, other than its water filtration business, as an entirety to the Successor Company, which is to be renamed "AMETEK, Inc.," and the Successor Company has agreed, among other things, to assume the obligations of the Company under the Indenture;


          WHEREAS, the Company, the Successor Company and the Trustee desire to enter into this Second Supplemental Indenture;


          WHEREAS, the Company and the Successor Company represent, immediately before and after the consummation of the Contributions, that no Event of Default (as defined in the Indenture), and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing;


          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Successor Company and the Trustee hereby agree for the benefit of each other and the equal and ratable benefit of the holders of the Securities as follows:

        1. The Successor Company hereby expressly agrees to assume the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and the performance of every covenant of the Indenture on the part of the Company to be performed or observed.

        2. By virtue of such assumption, the Successor Company hereby will succeed to and be substituted for, and may exercise every right and power of, the Company, and the Company
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shall be relieved of all obligations and covenants under this Indenture and the
Securities, under the Indenture with the same effect as if the Successor Company had been named as the Company in the Indenture; and any act or proceeding required or permitted by any provision of the Indenture to be done by the Board of Directors or any officer of the Company may be done with like force and effect by the like board or officer of the Successor Company.

     3. For all purposes of this Second Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires:
(i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words "herein," "hereof" and "hereby" and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular Section hereof.


     4. The Trustee accepts the amendment of the Indenture effected by this Second Supplemental Indenture and agrees to execute the trust created by the Indenture, as hereby amended, but only upon the terms and conditions set forth in the Indenture, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture, as hereby amended. Without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of the Company and makes no representations as to the validity, enforceability against the Company, or sufficiency of this Second Supplemental Indenture.

     5. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

     6. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

     7. This Second Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     8. This Second Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

     9. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.


                                     -2-
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     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental
Indenture to be duly executed, all as of the date first written above.



                              AMETEK, INC.

                              By:/s/ Frank S. Hermance
                                 ---------------------
                                 Name:  Frank S. Hermance
                                 Title:  President



                              AMETEK AEROSPACE PRODUCTS, INC.

                              By:/s/ Frank S. Hermance
                                 ---------------------
                                 Name:  Frank S. Hermance
                                 Title:  President



                              CORESTATES BANK, N.A.,
                              as Trustee

                              By: /s/ J. Bruce Herd
                                  -----------------
                                 Authorized Signatory